Exhibit 99.1

                     BAYCORP HOLDINGS, LTD.
                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
            Phone (603) 766-4990  Fax (603) 766-4991

    BayCorp Closes $10.25 Million Convertible Debt Financing
      ----------------------------------------------------


     Portsmouth, New Hampshire, March 15, 2005 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today that it has closed a $10.25 million convertible debt financing with Sloan Group Ltd. The debt, which accrues interest at 8% and is due on December 15, 2005, is convertible at any time between November 15, 2005 and December 15, 2005 into shares of the Company's common stock at a price of $14.04 per share. The Company intends to use the proceeds from the financing to continue the development of natural gas and oil wells in East Texas under its Project Development Agreement with Sonerra Resources Corporation and for other strategic and general corporate purposes.

About BayCorp
-------------
     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently has five wholly owned subsidiaries including Great Bay Power Marketing, Inc., which purchases and markets power on the open market, BayCorp Ventures, LLC, which serves as a vehicle for the Company's investments, Great Bay Hydro Corporation which was formed for the purpose of holding the generating facilities in Vermont acquired from the Vermont Electric Division of Citizens Communications Company, Nacogdoches Power, LLC, which was formed for the purpose of holding the Sterne Power Project and Nacogdoches Gas, LLC, which was formed for the purpose of holding natural gas and oil assets. As of May 1, 2004, BayCorp had a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange. Prior to May 1, 2004, BayCorp held a minority interest in HoustonStreet.

Forward Looking Statements
--------------------------
Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." Such statements include those addressing the Company's participation in the future development of natural gas and oil wells and Sonerra's continued development of natural gas and oil wells. Factors that may affect future results include the actual cost of the wells, the success in well drilling and development and the amount of production from the wells, the period over which the wells will be developed, Sonerra Resources, Inc.'s continued operation and its success in oil and gas well development, on which Nacogdoches Gas, LLC is substantially dependant and the ability of BayCorp or its subsidiaries to acquire financing for the development of these projects. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.

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